                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENT(S) FILED PURSUANT TO RULES 13d-1(b),
(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)*



                              PREVIEW TRAVEL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         COMMON STOCK, $.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   74137R101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               DECEMBER 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]               Rule 13d-1(b)

[ ]               Rule 13d-1(c)

[X]               Rule 13d-1(d)


--------


         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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

----------------------------------------------------------------------------------------------------

CUSIP NO. 74137R101
----------------------------------------------------------------------------------------------------

1.
           NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           MediaOne Interactive Services, Inc. d/b/a MediaOne Ventures, Inc.             841320963
----------------------------------------------------------------------------------------------------

2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                              (a)  [ ]
                                                                                         (b)  [X]
----------------------------------------------------------------------------------------------------
3.
           SEC USE ONLY

----------------------------------------------------------------------------------------------------
4.
           CITIZENSHIP OR PLACE OF ORGANIZATION

           Colorado
----------------------------------------------------------------------------------------------------

                        5.      SOLE VOTING POWER

                                922,539
                        ----------------------------------------------------------------------------
NUMBER OF
SHARES                  6.      SHARED VOTING POWER
BENEFICIALLY
OWNED BY
EACH                    ----------------------------------------------------------------------------
REPORTING
PERSON                  7.      SOLE DISPOSITIVE POWER
WITH
                                932,539
                        ----------------------------------------------------------------------------

                        8.      SHARED DISPOSITIVE POWER

----------------------------------------------------------------------------------------------------

9.
           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           932,539
----------------------------------------------------------------------------------------------------

10.
           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES               [ ]
----------------------------------------------------------------------------------------------------

11.
           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.7%
----------------------------------------------------------------------------------------------------

12.
           TYPE OF REPORTING PERSON

           CO
----------------------------------------------------------------------------------------------------





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ITEM 1

       (a)    NAME OF ISSUER.

              Preview Travel, Inc.

       (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

              747 Front Street
              San Francisco, CA  94111

ITEM 2

       (a)    NAME OF PERSON FILING.

              MediaOne Interactive Services, Inc. d/b/a MediaOne Ventures, Inc.

       (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

              9000 E. Nichols Ave.
              Suite 100
              Englewood, CO 80112

       (c)    PLACE OF ORGANIZATION.

              Colorado

       (d)    TITLE OF CLASS OF SECURITIES.

              Common Stock, $.001 par value

       (e)    CUSIP NUMBER.

              74137R101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A:


         (a) [ ]  Broker or dealer registered under Section 15 of the Exchange Act.
         (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.
         (c) [ ]  Insurance company as defined in Section 3(a)(19) of the Exchange Act.
         (d) [ ]  Investment company registered under Section 8 of the Investment Company Act.
         (e) [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
         (f) [ ]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
         (g) [ ]  A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
         (h) [ ]  A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
         (i) [ ]  A church plan that is excluded from the definition of an investment company under
                  Section 3(c)(14) of the Investment Company Act;
         (j) [ ]  Group, in  accordance with Rule 13d-1(b)(1)(ii)(J).

                  Not Applicable


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      If this statement is filed pursuant to Rule 13d-1 (c), check this box. [ ]

                  Not Applicable


ITEM 4.       OWNERSHIP.

              (a) Amount beneficially owned:  932,539(1)

              (b) Percent of class: 6.7%(2)

              (c) Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:  922,539

                  (ii)     Shared power to vote or to direct the vote:  -0-

                  (iii)    Sole power to dispose or to direct the disposition of:  932,539(1)

                  (iv)     Shared power to dispose or to direct the disposition of: -0-

------------------------------

(1)  Includes 10,000 total warrants owned as of December 31, 1999.

(2) Based on 13,938,792 shares of common stock outstanding as of September 30, 1999, as reported on Form 10-Q for the quarter ending September 30, 1999, and 10,000 total warrants owned by MediaOne Ventures, Inc. as of December 31, 1999.


ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable

ITEM 10.      CERTIFICATIONS.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     February 7, 2000
                                     ------------------------------------------
                                     (Date)



                                     MEDIAONE INTERACTIVE SERVICES, INC. d/b/a
                                     MEDIAONE  VENTURES, INC.



                                     By:  /s/ THOMAS A. CULLEN
                                          --------------------------------------
                                     (Name)  Thomas A. Cullen
                                     (Title) President